	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP INC ANNOUNCES THE APPOINTMENT OF NEW BOARD MEMBER

SEGUIN, Texas, August 3, 2011 -- Alamo Group Inc. (NYSE: ALG) Board of Directors are pleased to announce the appointment of Roderick (Rock) R. Baty to the Board as a new independent director. Mr. Baty fills the vacancy on the Board created by the retirement of Donald J. Douglass in May of this year.

Mr. Baty, 57, is Chairman and Chief Executive Officer of NN, Inc. (NASDAQ: NNBR). He joined the company in 1995 as Vice President of Sales and Marketing/Chief Financial Officer and was elected to the Board of Directors. In 1997 he was named President and Chief Executive Officer and elected Chairman of the Board in 2001. NN, Inc., based in Johnson City, Tennessee, is a global manufacturer offering a comprehensive product line of high-quality precision bearing components, industrial plastic and rubber products and precision metal components to a variety of markets, including the automotive industry, original equipment manufacturers, HVAC, heavy equipment and many other markets.

Jim Skaggs, Chairman of the Board said, “We are delighted to have Rock join the Alamo Group Board of Directors. He brings a wealth of experience in working with manufacturing companies like ours, and we believe he will make significant contributions to the Board and the Company as we move forward.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow removal equipment, pothole patchers, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 2,390 employees and operates eighteen plants in North America, Europe and Australia as of June 30, 2011. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England. The company website address is www.alamo-group.com.

ALAMO GROUP INC ANNOUNCES THE ELECTION OF NEW BOARD MEMBER

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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